Sheet1

PASSED	FUNDS	2. Indep Auditors	% of Voted	% of Total	3. Trustees to Reg the fund Master/Feeder Structure	% of Voted	% of Total
7/25	ML Global Value
item #'s	For All	158,413,291	95.24	91.99	149,338,444	89.78	86.72
2 & 3	Withhold All	1,619,926	0.97	0.94	5,721,638	3.44	3.32
	For All Except	6,288,278	3.78	3.65	11,261,413	6.77	6.54
	Broker Non Vote

Last Updated on 02/21/2001
By MLMAG